Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

ParaZero Technologies Ltd.

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on form F-1, of our report dated May 23, 2022, (except for Note 19H as to which the date is June 30, 2022), relating to the financial statements as of December 31, 2021 and 2020 and for each of the years in the two-year period ended December 31, 2021 of ParaZero Technologies Ltd., which is contained in that Prospectus. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Ziv Haft

Ziv Haft

Certified Public Accountants (Isr.)

BDO Member Firm

July 29, 2022

Tel Aviv, Israel